Confidential Treatment Requested

Exhibit 10.21

SEPARATION AND RELEASE AGREEMENT

October 22, 2007

Steven Reinecke

Re: Separation of Employment

Steven Reinecke (hereinafter “you” or “your”):

The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your separation from Alphatec Spine, Inc. and Alphatec Holdings, Inc. (collectively, the “Company”). Payment of the Separation Pay described below is contingent on your agreement to and compliance with the terms of this Agreement. Neither this offer to you nor the Company’s entering into this Agreement shall constitute an admission by the Company and this letter shall be construed as an offer of compromise.

Your separation from the Company will be characterized as a voluntary resignation. [* * *]

Without admission of any known claims, controversies, differences of any kind, the parties desire to fully conclude, settle, compromise and discharge all differences and controversies between and among them, if any, including, but not limited to, any and all employment disputes of any kind whatsoever.

1. Separation of Employment. You agree and acknowledge that your employment with the Company will end on November 2, 2007 (the “Separation Date”). You acknowledge that following the Separation Date, you shall have no authority to, and shall not, represent yourself as an employee of the Company. In addition, by law, and regardless of whether you sign this Agreement, you will have the right to continue your medical insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) upon a qualifying event such as termination of employment. You will receive your COBRA notice under separate cover. In addition, you will receive on the Separation Date all wages owed to you, including all accrued and unused vacation, regardless of whether you sign this Agreement.

Regardless of whether you sign this Agreement, you will cease to participate in the Company’s employee equity ownership program, except with respect to (i) 18,076 shares of Alphatec Holdings, Inc. Common Stock that was granted to you as a result of your employment with the Company and has vested as of the Separation Date, (ii) 962 shares of Alphatec

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Confidential Treatment Requested

Holdings, Inc. New Redeemable Preferred Stock that was granted to you as a result of your employment with the Company and has vested as of the Separation Date, and (iii) options to purchase 2,000 shares of Alphatec Holdings, Inc. Common Stock that was granted to you as a result of your employment with the Company and has vested as of the Separation Date (collectively, items (i) through (iii) shall be referred to as the “Vested Equity”). You have three months from the Separation Date to exercise such options.

2. Separation Pay. In exchange for the mutual promises set forth in this Agreement, and if you do not revoke this Agreement as you are entitled to do as set forth below, and even though the Company, beginning on the Effective Date (as defined below) the Company will pay you a severance amount equal to (i) fifty-two (52) weeks of salary less applicable payroll tax withholdings and deductions (the “Weekly Separation Pay”); and in addition (ii) so long as the Weekly Separation Pay is being paid, a monthly payment after the deduction of applicable taxes and withholdings equal to the cost of COBRA coverage under the Company’s group health plan for you and your family members who are entitled to such COBRA coverage (the “COBRA Separation Pay”) (collectively, the Weekly Separation Pay and the COBRA Separation Pay shall be referred to as the “Separation Pay”). The Weekly Separation Pay shall be payable in equal installments in accordance with the Company’s payroll policies. The COBRA Separation Pay for a particular month shall be payable simultaneously with the first payment of the Weekly Separation Pay for a particular month.

You acknowledge and agree that the Separation Pay to be provided to you (i) is not due and payable until the applicable date of payment as set forth in this Agreement, and (ii) is not intended to and does not constitute a severance plan and does not confer a benefit on anyone other than the parties. You further acknowledge that except for the specific financial consideration set forth in this Agreement, you are not now and shall not in the future be entitled to any compensation from the Company including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, paid time off or any other form of compensation or benefit. You represent by signing this Agreement that you have received all payments to which you are legally entitled.

3. Equity Ownership Acknowledgement. You acknowledge that other than with respect to the Vested Equity , you will own no equity in the Company or any rights to acquire equity in the Company through the Company’s equity ownership program. You understand and acknowledge that you have only a limited time after termination of your employment to exercise vested stock options. If you do not exercise vested options within three months following employment termination, your options will cancel and you will not be able to exercise them in the future.

4. Confidentiality, Non-Disparagement and Non-Solicitation. You expressly acknowledge and agree to the following:

(i) that after the Separation Date you promptly will return to the Company all Company documents (and any copies thereof) and property, and that you shall abide by

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Confidential Treatment Requested

all provisions of all agreements between you and the Company governing confidentiality, proprietary information and the like, the terms of which shall survive the signing of this Agreement. Further, you agree that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information;

(ii) that all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law), except that nothing in this paragraph shall prohibit (i) you from acting as a witness in an investigation with a state or federal agency if subpoenaed by the agency to do so, or (ii) the Company from making any disclosures required by law or the United States Securities and Exchange Commission;

(iii) that you will not, either directly or indirectly, make any statements or representations, either orally or in writing that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors, employees and consultants) including, but not limited to, any statements that disparage any, person, product, service, finances, financial condition, capability or any other aspect of the business of the Company or the Company’s business practices, and that you will not engage in any conduct which could be expected to directly or indirectly harm professionally or personally the reputation of the Company (including its officers, directors, employees and consultants); likewise, the Company will not make any statements that are professionally or personally disparaging about you;

(iv) that during the course of your employment, you had ongoing access and exposure to, and obtained knowledge of Confidential Information belonging to the Company. For purposes of this Agreement, “Confidential Information” means all information that has actual or potential economic value to the Company from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use. Confidential Information includes, among other things, any and all information disclosed to you or known by you as a consequence of your employment with the Company that is not generally available to the public (unless such information enters the public domain and becomes available to the public through no fault on your part), about the Company, its finances, operations, business programs, officers, directors, partners, joint ventures, employees, contractors, vendors, suppliers, processes, procedures manuals, sales services, research projects, product plans and pipelines, data, accounts, billing methods, pricing, profit margins, sales, statistical data, business methods, systems, plans, internal affairs, legal affairs, potential or existing reorganization plans, Development Partners, sales and marketing techniques, any and all information entrusted to the Company by third parties and any and all information defined as a “Trade Secret” under the Uniform Trade Secrets

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Confidential Treatment Requested

Act. For the purposes of this Agreement, a “Development Partner” means any Person (which is defined as an individual, partnership, corporation or other entity) who or which, as of the Effective Date, is involved in research and development activities with the Company.

(v) that you will not use, or willfully disclose to any Person, at any time, any Confidential Information, except (a) with the prior written consent of the Company; or (b) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event you shall notify the Company as promptly as practicable (and, if possible, prior to making such disclosure);

(vi) that the Company’s Confidential Information has independent economic value to the Company; that it is not available in compiled form from public sources; and that the Company has expended considerable time and effort developing, compiling and protecting such Confidential Information;

(vii) that therefore, for a period of twelve (12) months following the Effective Date hereof (the “Term”), you shall not, directly or indirectly, interfere with the Company’s business by: (i) revealing any Confidential Information; (ii) inducing or attempting to induce any employee of the Company to end his or her employment with the Company; (iii) inducing or attempting to induce a Development Partner, consultant, supplier, independent contractor, licensee or other third party to amend or sever any relationship with Company; (iv) assisting any other Person in the solicitation of any such Development Partner, employee, consultant, independent contractor, licensee or third party; (v) soliciting, causing to be solicited, or knowingly accepting the disclosure of any Confidential Information for any purpose whatsoever or for any other Person; or (vi) disrupting or seeking to disrupt in any manner, directly or indirectly, any contractual relationship then existing between the Company and any Development Partner, vendor or supplier;

(viii) that in the event that you breach this Section 4, you shall not be relieved of your obligations under this Agreement, which shall remain in full force and effect, even in the event that Alphatec ceases making any further payments as a result of such breach.

5. Release of Claims. All parties to this Agreement hereby mutually agree and acknowledge that by signing this Agreement, and for other good and valuable consideration, they are waiving their right to assert any and all forms of legal claims against the other party of any kind whatsoever, whether known or unknown, arising from the beginning of time through the Effective Date (the “Waiver and Release”). In addition, to the extent permitted by the applicable bylaws of each entity comprising the Company, you shall be defended, held harmless and indemnified with respect to any claims of any kind arising out of the course and scope of your employment.

Except as set forth below, the Waiver and Release is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) by any

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Confidential Treatment Requested

party to this Agreement seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the other parties to this Agreement, for any alleged action, inaction or circumstance existing or arising through the Effective Date.

Without limiting the foregoing Waiver and Release, the parties to this Agreement specifically waive and release each other from the following claims:

(i) Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the Federal Age Discrimination in Employment Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code and any similar California or other state statute.

(ii) Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment.

(iii) Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

(iv) Any Claim arising out of your obligation to repay the Company amounts loaned to you in connection with your relocation from Dallas, TX to the Carlsbad, CA area, as set forth in your employment agreement dated October 5, 2005, as amended.

(v) Any other Claim arising under state or federal law.

In addition to the forgoing, the parties to this Agreement hereby agree that they waive all rights under section 1542 of the Civil Code of the State of California. Section 1542 provides that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

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Confidential Treatment Requested

Pursuant to section 1542, the parties to this Agreement acknowledge that they may hereafter discover facts different from or in addition to facts which they now know or believe to be true with regard to the released claims, and further agree that this Agreement shall remain effective in all respects not withstanding such discovery of new or different facts, including any such facts which may give rise to currently unknown claims, including but not limited to any claims or rights which they may have under section 1542 of the California Civil Code.

Notwithstanding the foregoing, the Waiver and Release does not include (i) any claims for unemployment insurance benefits, or (ii) claims under the Workers’ Compensation Act (although by signing this Agreement you represent that you do not currently know of any work-related injuries you have sustained). The Waiver and Release also does not preclude you from filing any administrative charge(s) that cannot be waived as a matter of law, and does not release any party to this Agreement from the obligations expressly set forth in this Agreement.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, because you are over the age of forty (40), and consistent with the provisions of the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age, the Company is providing you with 21 days in which to consider and accept the terms of this Agreement by signing below and returning it to Ebun Garner at the Company (the date it is received being the “Execution Date”). In addition, you have seven (7) days after the Execution Date to rescind your execution of this Agreement. You must sign and deliver by hand or send by mail (certified, return receipt and postmarked within such 7-day period) the executed Agreement to Ebun Garner at the Company. Following the execution of this Agreement, the eighth day following the Execution Date is the Effective Date.

6. Miscellaneous. You acknowledge and agree that, except as set forth herein, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Agreement shall be deemed to have been made in the State of California and shall be construed in accordance with the laws of California without giving effect to conflict of law principles. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Diego County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“ JAMS”) under the

Confidential Treatment Requested

Confidential Treatment Requested

applicable JAMS employment rules, or other arbitrator or arbitration rules to which you and the Company mutually agree. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a confidential written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law including an award of attorney fees and costs to the prevailing party. The Company shall pay all arbitrator and arbitration administrative fees that are required to conduct the arbitration to the extent that such amounts are in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

The parties agree that the last act necessary to render this Agreement effective is for the Company to sign the Agreement, and that the Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement.

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Confidential Treatment Requested

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to Ebun Garner at the Company.

Sincerely,

Alphatec Spine, Inc.

By:	/s/ Sue Johnson
Its:	Vice President, Human Resources

Alphatec Holdings, Inc.

By:	/s/ Sue Johnson
Its:	Vice President, Human Resources

Dated:	October 22, 2007

Confirmed, Agreed and Acknowledged:

/s/ Steven Reinecke
Steven Reinecke

Dated: October 22, 2007

Confidential Treatment Requested